Northwest Airlines, Inc.

Offers to Exchange
2003-1 Pass Through Trust
    % Class D Pass Through Trust Certificates, Series 2003-1
Applicable Underlying Payments Fully and Unconditionally Guaranteed by Northwest Airlines Corporation
for the following securities (the "Outstanding Securities"):

8.375% Notes due 2004
(CUSIP No. 667281AH2)
8.52% Notes due 2004
(CUSIP No. 667281AN9)
7 5/8% Notes due 2005
(CUSIP No. 667281AL3)

EACH OF THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON            , 2003, UNLESS EARLIER TERMINATED OR EXTENDED BY NORTHWEST AIRLINES, INC.

                        , 2003

To Brokers, Dealers, Commercial Banks,
    Trust Companies and other Nominees:

        Northwest Airlines, Inc. (the "Company") is offering to exchange:

  •
  $        principal amount of its 2003-1 Pass Through Trust    % Class D Pass Through Trust Certificates, Series 2003-1 ("Class D Certificates"), for each validly tendered and accepted $1,000 principal amount of 8.375% Notes due 2004 of the Company ("8.375% Notes"), plus a cash payment for accrued but unpaid interest; and

  •
  $        principal amount of Class D Certificates for each validly tendered and accepted $1,000 principal amount of 8.52% Notes due 2004 of the Company ("8.52% Notes"), plus a cash payment for accrued but unpaid interest;

  •
  $        principal amount of Class D Certificates for each validly tendered and accepted $1,000 principal amount of 7 5/8% Notes due 2005 of the Company ("7 5/8% Notes", together with the 8.375% Notes and the 8.52% Notes, the "Outstanding Securities"), plus a cash payment for accrued but unpaid interest.

        Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

        The exchange offers are made on the terms and are subject to the conditions set forth in the Company's prospectus dated                        , 2003 (as may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letters of Transmittal, including the minimum condition that at least $    million principal amount of Class D Certificates, in the aggregate, are issued in the Exchange Offers. The Company reserves the right to extend, amend or terminate the Exchange Offers.

        We are asking you to contact your clients for whom you hold Outstanding Securities. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal and a Notice of Guaranteed Delivery for each of the series of Outstanding Securities.

        We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offers. We urge you to contact your clients as promptly as possible.

        The Prospectus and Letters of Transmittal provide for payment to Soliciting Dealers of a solicitation fee of 0.25% of the aggregate principal amount of the Outstanding Securities of each beneficial owner (up to a maximum of $250,000) accepted and exchanged in the Exchange Offer that were solicited by such Soliciting Dealer. Please note that in order to receive a solicitation fee with respect to any Outstanding Securities, the Outstanding Securities must be tendered through DTC and the Soliciting Dealer MUST take the following steps:

  1.
  The Soliciting Dealer must request a DTC Participant to submit the Outstanding Securities to be exchanged via DTC's Automated Tender Offer Program ("ATOP").

  2.
  Each day that a DTC Participant receives any such orders for exchange, it must:

  a.
  aggregate the orders, by series of Outstanding Securities, for one separate submission to ATOP for each series of Outstanding Securities; and

  b.
  send one fax to (651) 244-1537 for each ATOP entry it makes, which must include the following:

  i.
  information from ATOP ticket fields:

  1.
  Target CUSIP Number,

  2.
  Description of Securities,

  3.
  Contra CUSIP Number,

  4.
  VOI number,

  5.
  Sequence Number,

  6.
  Quantity,

  7.
  Participant Name and Telephone Number, and

  8.
  Contact Name and Telephone Number; and

  ii.
  information regarding each Soliciting Dealer on whose behalf the ATOP entry was made:

  1.
  the Soliciting Dealer's name,

  2.
  the number of Outstanding Securities tendered by the Soliciting Dealer, and

  3.
  a contact person's name, telephone number, and email address. (This person will be contacted to provide information on how to transfer applicable solicitation fees for Outstanding Securities tendered by that Soliciting Dealer).

  3.
  In the event that a DTC Participant withdraws Outstanding Securities that have been submitted for exchange via ATOP, the DTC Participant must send an additional fax, which sets forth the information required under 2(b) above, including the VOI number that was assigned to the original ATOP submission for exchange of the Outstanding Securities.

        Each day, faxes forwarded by the DTC Participants will be compared and verified against a report that the Exchange Agent will prepare based on the Outstanding Securities exchanged via ATOP. Solicitation fees will be paid only upon reconciliation these reports. In the event of a discrepancy with respect to reconciliation of the reports, Morgan Stanley & Co. Incorporated, the DTC Participant and the Soliciting Dealer will jointly resolve the issue, although Morgan Stanley & Co. Incorporated reserves the right of final decision with respect to any such discrepancy. However, if the fax noted above is not properly completed and forwarded by the DTC Participant, no fee will be paid to the Soliciting Dealer. Please fax any questions regarding the procedures set forth above to (651) 244-1537.

        In addition, please note that a Soliciting Dealer must first get approval from the beneficial owner of the Outstanding Securities tendered to have itself designated as the soliciting dealer for that tender. In order to receive the soliciting dealer fee with respect to any tendered Outstanding Securities, the fax or Letter of Transmittal, as the case may be, must relate to Outstanding Securities that have been validly tendered and not withdrawn.

        D.F. King & Co., Inc. has been appointed Information Agent for the Exchange Offers. Any inquiries you may have with respect to the exchange offers should be addressed to the Information Agent or to the Dealer Managers, at the respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

                      Very truly yours,

                      MORGAN STANLEY & CO. INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT, THE EXCHANGE AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.